UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): ____September 25, 2006_______

Florida Public Utilities Company

(Exact Name of Registrant as Specified in Charter)

_______Florida______ (State or Other Jurisdiction of Incorporation)	__001-10608__ (Commission File Number)	_59-0539080_ (I.R.S. Employer Identification No.)

401 South Dixie Highway, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 832-0872

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On September 25, 2006, Florida Public Utilities Company (the “Company”) entered into an amendment to the Electric Service Contract with JEA, formally known as Jacksonville Electric Authority.  The agreement was originally entered into between the Company and JEA in 1996 and amended on February 7, 2000.  This amended agreement provides for the electric power supply in our Northeast division, effective beginning January 1, 2007.  As previously disclosed by the Company, the prior contract provided for electric rates that were much lower than current market rates.  Electric power supply costs to the Company under the amended contract are higher than the prior contract, set to expire in 2007, and are expected to be closer to market prices in the State of Florida.  The amended agreement provides for a one year term, with two renewal options, at the Company’s election.  The first renewal option permits the Company to renew the initial one-year term for an additional two years and then an additional one year at set rates over those periods.  The second renewal option permits the Company to renew the initial one-year term for a ten-year period expiring December 31, 2017, at different rates over the ten-year term.  The Company must exercise its renewal option on or before September 30, 2006.  The Company intends to exercise its renewal option for the ten year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLORIDA PUBLIC UTILITIES COMPANY

Date: September 29, 2006

By:___/s/ George M. Bachman_

Name: George M. Bachman

Title: Chief Financial Officer